Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PAYPAL HOLDINGS, INC.

PayPal Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

A. The name of the corporation is PayPal Holdings, Inc. The date of the filing of its original certificate of incorporation with the Secretary of State was January 30, 2015.

B. This amended and restated certificate of incorporation amends, restates and integrates the certificate of incorporation of said corporation (the “original certificate of incorporation”) and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the written consent of its sole stockholder in accordance with Section 228 of the DGCL.

C. The text of the original certificate of incorporation is hereby amended and restated to read herein as set forth in full.

ARTICLE I

The name of the corporation is PayPal Holdings, Inc. (the “corporation”).

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent. The name of its registered agent at that address is National Registered Agents, Inc.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A. The total number of shares of all classes of stock which the corporation has the authority to issue is [•] shares, consisting of two classes:  [•] shares of common stock, $0.0001 par value per share (the “Common Stock”), and 100,000,000 shares of preferred stock, 0.0001 par value per share (the “Preferred Stock”).

B. Except as may otherwise be provided in this certificate of incorporation, in a Certificate of Designation (as defined below) or as required by law, the holders of the outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the corporation.

C. The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors (or a duly authorized committee thereof) may from time to time determine, and, by filing a certificate (referred to as a “Certificate of Designation”) pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof to the fullest extent now or hereafter permitted by this certificate of incorporation and the laws of the State of Delaware, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of, or increase or decrease of the number of shares of, such series of Preferred Stock.

D. Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock. Each series of Preferred Stock shall be distinctly designated. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)	the designation of the series, which may be by distinguishing number, letter or title;

(ii)	the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Certificate of Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii)	the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(iv)	dates at which dividends, if any, shall be payable;

(v)	the redemption rights and price or prices, if any, for shares of the series;

(vi)	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii)	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

(viii)	whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(ix)	restrictions on the issuance of shares of the same series or of any other class or series; and

(x)	the voting rights, if any, of the holders of shares of the series.

ARTICLE V

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation shall have the power to adopt, amend or repeal by-laws of the corporation (the “Bylaws”), in whole or in part.

ARTICLE VI

A. Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

B. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors that the corporation would have if there were no vacancies.

C. Each nominee for director, other than those who may be elected by the holders of Preferred Stock under specified circumstances, shall stand for election as a director at the next annual meeting of stockholders and shall, if elected, hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to their earlier death, resignation, retirement or removal from service as a director.

D. Advance notice of stockholder nominations for the election of directors and of any stockholder proposals to be considered at an annual stockholder meeting shall be given in the manner provided in the Bylaws. Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons appointed by the Board of Directors, (ii) by a stockholder who (1) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the corporation) both at the time of giving the notice provided for in the Bylaws and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the procedures set forth in the Bylaws as to such nomination or (iii) by a stockholder or group of stockholders as provided in Clause E of this Article VI. The foregoing Clauses (ii) and (iii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting (other than, if permitted by Article VII, pursuant to a Special Meeting Request).

E. Subject to the terms and conditions of this Clause E and the applicable provisions of the Bylaws, the corporation shall include in its proxy statement for an annual meeting of the stockholders of the corporation the name, together with the Required Information (defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board of Directors by one or more stockholders that satisfy, the requirements of this Clause E (such person or group, the “Eligible Stockholder”), and that expressly elects at the time of providing the notice required by this Clause E to have its nominee included in the corporation’s proxy materials pursuant to this Clause E. Such notice shall consist of all of the information required in a stockholder’s notice required by the Bylaws with respect to any director nomination, in proper form, along with a copy of the Eligible Stockholder’s Schedule 14N (the “Schedule 14N”) that has been or will be filed with the Securities and Exchange Commission (the “Commission”) in accordance with Rule 14a-18 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and any additional information as required to be delivered to the corporation by this Clause E (all such information collectively referred to as the “Notice”), and such Notice shall be delivered to the corporation in accordance with the procedures and at the times set forth in this Clause E. This Clause E shall be the exclusive means by which the corporation may be required (subject to the terms and conditions of this Clause E and the applicable provisions of the Bylaws) to include in its proxy statement for any meeting of the stockholders of the corporation any person nominated for election to the Board of Directors by a stockholder. Without limiting the foregoing:

(i) The Notice, to be timely, must be delivered to or mailed and received at the principal executive offices of the corporation within the time periods applicable to stockholder notices of nominations delivered pursuant to the Bylaws and further be updated and supplemented, if necessary, in accordance with the Bylaws. In addition, for the Notice to be timely, an Eligible Stockholder must file or cause to be filed its Schedule 14N with the Commission no later than the thirtieth (30th) day following the final date specified in the Bylaws for delivery of the Notice. In no event shall any adjournment or postponement of an annual meeting, the date of which has been announced by the corporation, commence a new time period for the giving of a Notice. For the avoidance of doubt, the requirement to update and supplement a Notice and to file a Schedule 14N with the Commission shall not allow an Eligible Stockholder to change or add any proposed Stockholder Nominee.

(ii) Subject to the provisions of this Clause E(ii), the maximum number of Stockholder Nominees (including Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in proxy materials of the corporation pursuant to this Clause E but either are subsequently withdrawn, or that the Board of Directors itself determines to nominate for election) appearing in the corporation’s proxy materials with respect to any annual meeting of stockholders shall not exceed 20% of the number of directors in office as of the last day on which the Notice may be delivered, or if such amount is not a whole number, the closest whole number below 20% of such number of directors (the “Permitted Number”); provided, that the Permitted Number shall be reduced by (1) the number of such director candidates for which the corporation shall have received one or more valid stockholder notices nominating director candidates pursuant to Clause D(ii) of this Article VI, (2) the number of directors or director candidates that the corporation has agreed to include in its proxy materials as a nominee pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders and (3) the number of directors in office and whom the Board of Directors is renominating for election for whom access to the corporation’s proxy materials was previously provided pursuant to this Clause E (other than any such director who has served as a director continuously for at least twenty-four (24) months), but only to the extent that the Permitted Number after such reduction with respect to this clause (3) equals or exceeds one (1); provided, further, that if one or more vacancies for any reason occurs on the Board of Directors at any time before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. If the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Clause E exceeds the Permitted Number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in the corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of Common Stock each Eligible Stockholder disclosed as owned in its Notice. If the Permitted Number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(iii) An Eligible Stockholder is one or more stockholders of record who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned (in each case as defined below), continuously for at least thirty-six (36) months as of both the date that the Notice is received by the corporation pursuant to this Clause E, and as of the record date for determining stockholders eligible to vote at the annual meeting, Common Stock of the corporation representing at least three percent (3%) of the corporation’s issued and outstanding Common Stock (the “Required Shares”), and who continue to own the Required Shares at all times between the date such Notice is received by the corporation and the date of the applicable meeting of stockholders, provided that the aggregate number of stockholders, and, if and to the extent that a stockholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed fifteen (15). Two or more funds that are (1) under common management and investment control or (2) under common management and funded primarily by a single employer (such funds together under each of (1) or (2) comprising a “Qualifying Fund”) shall be treated as one stockholder for the purpose of determining the aggregate number of stockholders in this Clause E, provided that each fund comprising a Qualifying Fund otherwise meets the requirements set forth in this Clause E. No stockholder or beneficial holder may be a member of more than one group constituting an Eligible Stockholder under this Clause E. A record holder acting on behalf of a beneficial owner will be counted as a stockholder only with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, and, with respect to the shares covered by such directions, will be deemed to be the same stockholder as the beneficial owner for purposes of determining the number of stockholders whose holdings may be considered as part of an Eligible Stockholder’s holdings.

(iv) No later than the final date specified in this Clause E for delivery of the Notice, an Eligible Stockholder must provide the following information in writing to the Secretary of the corporation: (1) one or more written statements from the record holders of the shares (and from each intermediary through which the shares are or have been held during the requisite thirty-six (36)-month holding period) verifying that, as of a date within seven calendar days prior to the date the Notice is received by the corporation, the Eligible Stockholder owns, and has owned continuously for the preceding thirty-six (36) months, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date; (2) the information required to be set forth in the Notice, together with the written consent of each Stockholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected; (3) a representation that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder) (a) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the corporation, and does not presently have such intent, (b) presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting, (c) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than its Stockholder Nominee(s) being nominated pursuant to this Clause E, (d) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (e) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the corporation and (f) will provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and other comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Clause E; (4) in the case of a nomination by a group of stockholders that together is such an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and (5) an undertaking that the Eligible Stockholder agrees to (a) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the corporation or out of the information that the Eligible Stockholder provided to the corporation, (b) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any violation of law, regulation or contract (including any provisions of this certificate of incorporation or the corporation’s Bylaws) in connection with any nomination submitted by the Eligible Stockholder pursuant to this Clause E, and (c) file with the Commission under Regulation 14A of the Exchange Act any solicitation or other communication with the corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated.

(v) The Eligible Stockholder may provide to the Secretary, at the time the Notice is timely delivered to the corporation pursuant to this Clause E, a written statement for inclusion in the corporation’s proxy statement for the annual meeting, not to exceed 500 words, in support of the Stockholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Clause E, the corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact, or would violate any applicable law or regulation. Nothing in this certificate of incorporation shall limit the corporation’s ability to solicit against and include in the proxy statement its own statement relating to any Stockholder Nominee.

(vi) At the request of the corporation, each Stockholder Nominee must (1) provide an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, that (a) the Stockholder Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the corporation’s Corporate Governance Guidelines and Code of Conduct and any other corporation policies and guidelines applicable to directors, and (b) that the Stockholder Nominee is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the corporation, or any agreement, arrangement or understanding with any person or entity as to how the Stockholder Nominee would vote or act on any issue or question as a director, in each case that has not been fully disclosed to the corporation; (2) submit completed and signed questionnaires required of the corporation’s directors (forms of which shall be made available by the Secretary following written request); and (3) provide such additional information as necessary to permit the Board of Directors to determine if such Stockholder Nominee is independent under the listing standards of each principal U.S. exchange upon which the Common Stock is listed, any applicable rules of the Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the corporation’s directors. If any information or communications provided by or on behalf of the Eligible Stockholder or the Stockholder Nominee to the corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of any defect in such previously provided information and of the information that is required to correct any such defect.

(vii) Any Stockholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of stockholders but either (1) withdraws from or becomes ineligible or unavailable for election at the annual meeting (other than by reason of such Stockholder Nominee’s death, disability or other health reason) or (2) does not receive at least 10% of the votes cast in favor of the election of such Stockholder Nominee (as calculated pursuant to the applicable provisions of the Bylaws), will be ineligible to be a Stockholder Nominee pursuant to this Clause E for the next two (2) annual meetings of stockholders of the corporation. Any Stockholder Nominee who is included in the corporation’s proxy statement for a particular annual meeting of stockholders, but subsequently is determined not to satisfy the eligibility requirements of this Clause E or any other provision of this certificate of incorporation or the corporation’s Bylaws, Corporate Governance Guidelines or other applicable regulation any time before the annual meeting of Stockholders, will not be eligible for election at the relevant annual meeting of stockholders and may not be substituted by the Eligible Stockholder that nominated such Stockholder Nominee.

(viii) Notwithstanding anything to the contrary, the corporation shall not be required to include, pursuant to this Clause E, any Stockholder Nominee in its proxy materials for any annual meeting of stockholders or, if the proxy statement already has been filed, to allow the nomination of a Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation: (1) if the Stockholder Nominee or the Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors; (2) who is not independent under the listing standards of each principal U.S. exchange upon which the Common Stock is listed, any applicable rules of the Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the corporation’s directors, in each case as determined in good faith by the Board of Directors; (3) whose election as a member of the Board of Directors would cause the corporation to be in violation of this certificate of incorporation, the Bylaws, the rules and listing standards of the principal U.S. exchanges upon which the Common Stock is listed, or any applicable state or federal law, rule or regulation; (4) who is an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended; (5) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years; (6) if such Stockholder Nominee or the applicable Eligible Stockholder (or any individual member of a group of Eligible Stockholders) shall have provided information to the corporation in connection with such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any duly authorized committee thereof; or (7) the Eligible Stockholder (or any member of a group of Eligible Stockholders) or applicable Stockholder Nominee otherwise breaches or fails to comply with its obligations pursuant to this certificate of incorporation, including without limitation this Clause E, or the Bylaws.

(ix) Any Stockholder Nominee who is included in the corporation’s proxy materials for an annual meeting pursuant to this Clause E shall tender an irrevocable resignation in advance of the annual meeting. Such resignation shall become effective upon a determination in good faith by the Board of Directors or any duly authorized committee thereof that any of the provisions of Clause E(viii) shall be applicable.

(x) For purposes of this Clause E:

(1) “Required Information” that the corporation will include in its proxy statement is (a) the information concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (b) if the Eligible Stockholder so elects, a Statement.

(2) An Eligible Stockholder shall be deemed to “own” only those outstanding shares of Common Stock as to which the stockholder possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided, that the number of shares calculated in accordance with the immediately foregoing Clauses (a) and (b) shall not include any shares (x) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including short sales, (y) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding Common Stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (I) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (II) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or affiliate. A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of Common Stock are “owned” for these purposes shall be determined by the Board of Directors.

F. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, removal or other cause may be filled (a) by a majority of the directors, although less than a quorum, (b) by a sole remaining director or (c) in accordance with the proviso in Article VII, Section E(2), and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

A. Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

B. Subject to the terms of any class or series of Preferred Stock and except as required by law, special meetings of the stockholders of the corporation may be called only by: (i) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption); (ii) the Chairman of the Board; (iii) the Chief Executive Officer; and shall be held at such place, if any, and on such date, and at such time as they shall fix; or (iv) in accordance with the following sentence, subject to the provisions of this Article VII and the other applicable provisions of this certificate of incorporation, a special meeting of the stockholders shall be called by the Secretary of the corporation upon the written request (a “Stockholder Requested Special Meeting”) of one or more stockholders of record of the corporation that together have continuously held, for their own account or on behalf of others, beneficial ownership of at least a twenty percent (20%) “net long position” of the outstanding common stock of the corporation (the “Requisite Percent”) for at least thirty (30) days as of the Delivery Date.

For purposes of determining the Requisite Percent, “net long position” shall be determined with respect to each requesting holder in accordance with the definition thereof set forth in Rule 14e-4 under the Exchange Act; provided, that (x) for purposes of such definition, (1) “the date that a tender offer is first publicly announced or otherwise made known by the bidder to the holders of the security to be acquired” shall be the date of the relevant Special Meeting Request (as defined below), (2) the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Common Stock on the NASDAQ Global Select Market (or such other securities exchange designated by the Board of Directors if the Common Stock is not listed for trading on the NASDAQ Global Select Market) on such date (or, if such date is not a trading day, the next succeeding trading day), (3) the “person whose securities are the subject of the offer” shall refer to the corporation, and (4) a “subject security” shall refer to the outstanding common stock of the corporation; and (y) the “net long position” of such holder shall be reduced by the number of shares of Common Stock as to which the Board of Directors determines that such holder does not, or will not, have the right to vote or direct the vote at the special meeting or as to which the Board of Directors determines that such holder has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

Whether the requesting holders have complied with the requirements of this Article VII and related provisions of this certificate of incorporation shall be determined in good faith by the Board of Directors, which determination shall be conclusive and binding on the corporation and its stockholders.

C. In order for a Stockholder Requested Special Meeting to be called, one or more requests for a special meeting (each, a “Special Meeting Request,” and collectively, the “Special Meeting Requests”) must be signed by the Requisite Percent of stockholders submitting such request and by each of the beneficial owners, if any, on whose behalf the Special Meeting Request is being made and must be delivered to the Secretary of the corporation. The Special Meeting Request(s) shall be delivered to the Secretary of the corporation at the principal executive offices of the corporation by overnight express courier or registered mail, return receipt requested. Each Special Meeting Request shall (i) set forth a statement of the specific purpose(s) of the meeting and the matters proposed to be acted on at it, (ii) bear the date of signature of each such stockholder signing the Special Meeting Request, (iii) set forth (1) the name and address, as they appear in the corporation’s books, of each stockholder signing such request and the beneficial owners, if any, on whose behalf such request is made, and (2) the class, if applicable, and the number of shares of Common Stock that are owned of record and beneficially (within the meaning of Rule 13d-3 under the Exchange Act) by each such stockholder and the beneficial owners, if any, on whose behalf such request is made, (iv) include documentary evidence that the stockholders requesting the special meeting own the Requisite Percent as of the Delivery Date (as defined below); provided, that if the stockholders are not the beneficial owners of the shares constituting all or part of the Requisite Percent, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary of the corporation within ten (10) days after the Delivery Date) that the beneficial owners on whose behalf the Special Meeting Request is made beneficially own such shares as of the Delivery Date, (v) an agreement by each of the stockholders requesting the special meeting and each beneficial owner, if any, on whose behalf the Special Meeting Request is being made to notify the corporation promptly in the event of any decrease in the “net long position” held by such stockholder or beneficial owner following the delivery of such Special Meeting Request and prior to the special meeting and an acknowledgement that any such decrease shall be deemed to be a revocation of such Special Meeting Request by such stockholder or beneficial owner to the extent of such reduction, and (vi) contain all of the information required by the Bylaws to be disclosed pursuant to the Bylaws, provided that all references to “Proposing Person” and to “Nominating Person” in the Bylaws shall, for purposes of Clause C of this Article VII, mean (1) the stockholders of record making the Special Meeting Request, (2) any beneficial owner or beneficial owners, if different, on whose behalf the Special Meeting Request is being made, and (3) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such stockholder or beneficial owner. Each stockholder making a Special Meeting Request and each beneficial owner, if any, on whose behalf the Special Meeting Request is being made is required to update the notice delivered pursuant to this Article VII in accordance with the applicable provisions of the Bylaws. Any requesting stockholder may revoke his, her or its Special Meeting Request at any time prior to the special meeting by written revocation delivered to the Secretary of the corporation at the principal executive offices of the corporation. If at any time after sixty (60) days following the earliest dated Special Meeting Request, the unrevoked (whether by specific written revocation by the stockholder or pursuant to

Clause C(v) of this Article VII) valid Special Meeting Requests represent in the aggregate less than the Requisite Percent, then the requesting stockholder(s) or beneficial owner(s) shall be deemed to have withdrawn such request (in connection with which the Board of Directors may cancel the meeting).

In determining whether a special meeting of stockholders has been requested by stockholders holding in the aggregate at least the Requisite Percent, multiple Special Meeting Requests delivered to the Secretary of the corporation will be considered together only if each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board of Directors), and such Special Meeting Requests have been delivered to the Secretary of the corporation within sixty (60) days of the earliest dated Special Meeting Request.

D. Except as provided in the next sentence, a special meeting requested by stockholders shall be held at such date, time and place within or without the State of Delaware as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the date on which valid Special Meeting Request(s) constituting the Requisite Percent are delivered to the Secretary of the corporation (such date of delivery being the “Delivery Date”). Notwithstanding the foregoing, the Secretary of the corporation shall not be required to call a special meeting of stockholders if (i) the Board of Directors calls an annual meeting of stockholders, or a special meeting of stockholders at which a Similar Item (as defined below) is to be presented pursuant to the notice of such meeting, in either case to be held not later than sixty (60) days after the Delivery Date; (ii) the Delivery Date is during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the earlier of (1) the date of the next annual meeting and (2) thirty (30) days after the first anniversary of the date of the immediately preceding annual meeting; or (iii) the Special Meeting Request(s) (1) contain an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”) to an item that was presented at any meeting of stockholders held not more than one hundred and twenty (120) days before the Delivery Date (and for purposes of this Clause (iii), the election of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors); (2) relate to an item of business that is not a proper subject for action by the stockholders under applicable law and Article VII; (3) were made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law; or (4) do not comply with the provisions of this Article VII.

E. Business transacted at any Stockholder Requested Special Meeting (1) shall be limited to the purpose(s) stated in the Special Meeting Request for such special meeting; provided, that the Board of Directors shall have the authority in its discretion to submit additional matters to the stockholders and to cause other business to be transacted pursuant to the corporation’s notice of meeting, and (2) shall not include the election, removal or replacement of directors unless a single person or entity, or “group” of persons or entities who have filed as a “group” as defined under Section 13(d) of the Exchange Act with respect to their ownership of the then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, has a “net long position” of greater than 50% of such shares as of the Delivery Date; provided, that following such time that a single person or entity, or “group” of persons or entities who have filed as a “group” as defined under Section 13(d) of the Exchange Act with respect to such ownership, has a net “net long position” at of greater than 50% of such shares as of the Delivery Date, then, subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time with or without cause, and replaced, by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class. If none of the stockholders who submitted a Special Meeting Request appears at or sends a duly authorized representative to the Stockholder Requested Special Meeting to present the matters to be presented for consideration that were specified in the Special Meeting Request, the corporation need not present such matters for a vote at such meeting.

ARTICLE VIII

A. The corporation shall not be governed by or subject to Section 203 of the DGCL.

B. Notwithstanding the foregoing, the corporation shall not engage in any business combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(i) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(iii) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds (2/3) of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

C. The restrictions contained in this Article VIII shall not apply if:

(i) the corporation, by action of its stockholders, adopts an amendment to this certificate of incorporation expressly deleting or deciding not to be bound by this Article VIII; provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption;

(ii) a stockholder becomes an interested stockholder inadvertently and (1) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (2) would not, at any time within the 3-year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(iii) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (1) constitutes one of the transactions described in the second sentence of this paragraph; (2) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors; and (3) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than twenty (20) days’ notice to all interested stockholders prior to the consummation of any of the transactions described in Clause (x) or (y) of the second sentence of this paragraph.

D. For purposes of this Article VIII, references to:

(i) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii) “business combination,” when used in reference to the corporation and any interested stockholder of the corporation, means:

(1) any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation, Clause B of this Article VIII is not applicable to the surviving entity;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

(3) any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the corporation; provided, however, that in no case under items (c)-(e) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation (except as a result of immaterial changes due to fractional share adjustments);

(4) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (1)-(4) above) provided by or through the corporation or any direct or indirect majority-owned subsidiary.

(iv) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article VII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(v) “interested stockholder” means any person (other than the corporation or any direct or indirect majority-owned subsidiary of the corporation) that (1) is the owner of 20% or more of the outstanding voting stock of the corporation, or (2) is an affiliate or associate of the corporation and was the owner of 20% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, that the term “interested stockholder” shall not include any person whose ownership of shares in excess of the 20% limitation set forth herein is the result of any action taken solely by the corporation; provided, that any such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below, but shall not include any other unissued stock of the corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vi) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(1) beneficially owns such stock, directly or indirectly; or

(2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(vii) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(viii) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(ix) “voting stock” means stock of any class or series entitled to vote generally in the election of directors. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

ARTICLE IX

A. To the fullest extent permitted by law, no director of the corporation shall be personally liable either to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

B. To the fullest extent permitted by applicable law, this corporation is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders, and others.

C. No amendment, modification or repeal of this Article IX, nor the adoption of any provision of this certificate of incorporation inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to or at the time of such amendment, modification or repeal or adoption of such inconsistent provision.

ARTICLE X

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the DGCL or this certificate of incorporation or the Bylaws (as either may be amended from time to time), or (d) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Any person or entity purchasing or otherwise acquiring any interests in shares of capital stock of the corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware as they presently exist or may hereafter be amended, the corporation may from time to time alter, amend, repeal or adopt, in whole or in part, any provisions of this certificate of incorporation.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of PayPal Holdings, Inc. has been signed and attested as of this [Date] of [Month, Year].

[Name] [Position]